EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-06435, No. 333-132768, Post-Effective Amendment No. 1 to 333-132768, No. 333-167908, and No. 333-167909) on Forms S-8 and (No. 333-167907) on Form S-3 of Lee Enterprises, Incorporated and subsidiaries of our report dated November 20, 2012, relating to our audits of the consolidated balance sheets of Madison Newspapers, Inc. as of September 30, 2012 and September 25, 2011 and the related consolidated statements of income, stockholders' equity, and cash flows for the for each of the three years in the period ended September 30, 2012, which appears in this Annual Report on Form 10-K of Lee Enterprises, Incorporated for the year ended September 30, 2012.

/s/ McGladrey LLP

Madison, Wisconsin
December 14, 2012